EXHIBIT 21.01

                           SUBSIDIARIES OF REGISTRANT


                                                          State of Incorporation
Name of Subsidiary                                           or Organization
------------------                                        ----------------------


FFCA Acquisition Corporation                                     Delaware
FFCA Institutional Advisors, Inc.                                Delaware
FFCA Secured Assets Corporation                                  Delaware
FFCA Residual Interest Corporation                               Delaware
FFCA Secured Lending Corporation                                 Delaware
FFCA Loan Warehouse Corporation                                  Delaware
FFCA Capital Holding Corporation                                 Delaware
FFCA Secured Franchise Loan Trust 1997-1                         Delaware
FFCA Franchise Loan Owner Trust 1998-1                           Delaware